Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement Number 113 Dated Monday, June 21, 2004
(To: Prospectus Dated April 15, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBF1	$10,244,000.00	100.000%	1.200%	$10,121,072.00	Fixed	5.000%
Semi-Annual
								06/15/2011	012/15/2004	$23.75	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XQY2	$7,687,000.00	100.000%	1.500%	$7,571,695.00	Fixed	5.600%
Semi-Annual
								06/15/2014	12/15/2004	$26.60	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 06/15/2005 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 06/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc.,
Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XQZ9	$14,045,000.00	100.000%	2.000%	$13,764,100.00	Fixed	6.000%
Semi-Annual
								06/15/2019	12/15/2004	$28.50	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 06/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 06/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XRA3	$64,943,000.00	100.000%	2.500%	$63,319,425.00	Fixed	6.250%
Monthly
								06/15/2029	07/15/2004	$3.65	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 06/15/2009 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 06/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

100 North Tryon Street, NC1-007-06-06 Charlotte, NC 28255	Trade Date: Monday, June 21, 2004 @12:00 PM ET
Settlement Date: Thursday, June 24, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: Aa2; Subordinated: Aa3
S&P Ratings Services Rating: Senior: A+; Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trademark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 15-Apr-04